EXHIBIT 99.1


On October 24, 2000, Osteotech, Inc. announced that third quarter 2000 consolidated revenues were $17,916,000 as compared to $17,469,000 in the third quarter of 1999. Net income in the quarter was $231,000 or $.02 diluted earnings per share as compared to $3,248,000 or $.22 diluted earnings per share in the same period of last year. Net income in 1999's third quarter included approximately $1,050,000 or approximately $.07 diluted earnings per share from the settlement with DePuy AcroMed in connection with the on-going GenSci patent litigation. The Company had previously announced that consolidated revenues for the third quarter of 2000 were expected to be in a range of $16.8 million to $17.5 million and that diluted earnings per share were expected to be in a range of $.01 to $.03.

Consolidated revenues for the nine months ended September 30, 2000 were $57,181,000 as compared to consolidated revenues of $55,877,000 in the nine months ended September 30, 1999. Net income in the nine months ended September 30, 2000 was $4,724,000 or $.33 diluted earnings per share, as compared to net income of $9,750,000 or $.67 diluted earnings per share which includes approximately $1,050,000 or $.07 diluted earnings per share from the settlement with DePuy AcroMed in connection with the on-going GenSci patent litigation.

In the third quarter of 2000, Grafton(R) Demineralized Bone Matrix Segment ("Grafton(R) DBM Segment") revenues increased 12% to $11,139,000 from $9,905,000 in the third quarter of 1999. Grafton(R) DBM Segment revenues were $33,433,000 in the nine months ended September 30, 2000 as compared to $32,346,000 in the same period of 1999. Domestic clients' shipments of Grafton(R) DBM to hospital/end-users in the third quarter and nine months ended September 30, 2000 increased 6.6% and 6.7% to $14,490,000 and $44,398,000, respectively, from $13,597,000 and $41,625,000 in the third quarter and nine months ended September 30, 1999, respectively. Revenue growth in the third quarter was negatively affected by the traditional slow down of surgical procedures during the summer months and by continued competitive pressures, which were partially offset by European sales.

Grafton(R) DBM Segment operating income decreased 51% to $2,158,000 and decreased 35% to $8,110,000 in the third quarter and nine months ended September 30, 2000, respectively, as compared to $4,429,000 and $12,509,000 in the third quarter and nine months ended September 30, 1999, respectively. These declines are primarily attributable to increased litigation costs associated with the GenSci patent lawsuit. Additionally, 1999 operating income included $1,750,000, before income taxes, from the settlement with DePuy AcroMed in connection with the on-going GenSci patent litigation. Excluding this settlement, third quarter 2000 operating income would have decreased 29% from 1999's third quarter.

Base Allograft Tissue Segment ("Base Tissue Segment") revenues decreased 10% to $5,872,000 in the third quarter of 2000 from $6,525,000 in the same period of 1999 and were $20,471,000 in the nine months ended September 30, 2000 as compared to $20,043,000 in the nine months ended September 30, 1999. The decline in third quarter revenues is related to a 31% decline in the number of donors processed for our clients as the tissue market shifts demand toward more technically advanced tissue products. This decline was partially offset by the growth in bio-implant systems which grew in Company revenue 112% and end-user revenue 114% for the quarter. As we move into national launch of our four new bio-implant products, we expect

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revenues from bio-implant products to begin to overcome the decline being experienced in base tissue donor processing.

The Base Tissue Segment experienced an operating loss in the third quarter of $415,000 as compared to operating income of $1,884,000 in the third quarter ended September 30, 1999, and had operating income of $2,547,000 in the nine months ended September 30, 2000 as compared to $5,969,000 in the same period of 1999. The operating loss in the third quarter and the decrease in operating income in the nine months ended September 30, 2000 resulted from a significant decrease in gross profit margins due to the decline in donors processed, increased legal expenses associated with two patent lawsuits and increased costs related to the development and launch of new bio-implant products.

Certain statements made in this press release that are not historical facts, contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide-range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 1999 and the Form 10-Q for each of the first two quarters of 2000) filed with the Securities and Exchange Commission.